Exhibit 21.1

SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company
Cabot Oil & Gas Holdings Company
Cabot Oil & Gas Marketing Corporation *
Cabot Petroleum Canada Corporation
Cabot Pipeline Holdings LLC
Cody Energy LLC
Cody Oil & Gas, Inc.
Cody Texas, L.P.
COG Finance Corporation
COG Holdings LLC
Cranberry Pipeline Corporation *
GasSearch Drilling Services Corporation
Susquehanna Real Estate I Corporation

* Denotes significant subsidiary.